UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Bridgewater Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	26-0113412 (I.R.S. Employer Identification No.)

4450 Excelsior Boulevard, Suite 100 St. Louis Park, Minnesota (Address of principal executive offices)	55416 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, Each Representing a 1/100th Interest in a Share of 5.875%Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share, with a liquidation preference of $2,500 per share

The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ⌧

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ◻

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ◻

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):  333-230533

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share, with a liquidation preference of $2,500 (the “Series A Preferred Stock”), of Bridgewater Bancshares, Inc., a Minnesota corporation (the “Company”). The descriptions of the Depositary Shares and the underlying shares of Series A Preferred Stock are incorporated herein by reference to the descriptions included under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” respectively, in the Prospectus Supplement dated August 11, 2021, as filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2021 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus dated April 4, 2019, included in the Company’s registration statement on Form S-3 (File No. 333-230533) filed with the Commission on March 27, 2019. The Depositary Shares are expected to be listed on the Nasdaq Capital Market.

Item 2.Exhibits.

Exhibit No.Description

3.1	Second Amended and Restated Articles of Incorporation of Bridgewater Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 on Form 8-K filed on April 25, 2019).

3.2	Statement of Designation of 5.875% Non-Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference to Exhibit 3.1 on Form 8-K filed on August 17, 2021).

3.3	Amended and Restated Bylaws of Bridgewater Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 on Form S-1/A filed on March 5, 2018).

4.1

Deposit Agreement, dated as of August 17, 2021, among Bridgewater Bancshares, Inc., Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of the depositary receipts issued thereunder (incorporated herein by reference to Exhibit 4.1 on Form 8-K filed on August 17, 2021).

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Bridgewater Bancshares, Inc.

Date: August 17, 2021	By:	/s/ Joe Chybowski
Name:Joe Chybowski
Title:Chief Financial Officer